Exhibit 10.17

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “this Agreement”) dated March 28, 2011 is made and entered into between that Gregory D. Cohen, an individual residing at 18 Hearthstone Terrace, Livingston, New Jersey 07039 (the “Employee”), and The Empire Sports and Entertainment Holding Co., and the Empire Sports and Entertainment Co., with offices located at 110 Greene Street, #403, New York, New York 10012 (hereinafter, collectively the “Company”).

WHEREAS the Company and Employee desire to amicably end their employment relationship and fully and finally settle all existing or potential claims and disputes between them, whether known or unknown (other than as a result of any breach of this Agreement, or as set forth in par 2(b) hereof) as of this date, the parties agree as follows:

1.           Obligations of the Company.  In consideration of the termination of Employee’s employment agreement dated August 27, 2010 (the “Employment Agreement”), and any amendments thereto, and Employee’s agreement to the terms herein, the Company shall provide the following:

a)
Within 14 days of the date hereof, Employee shall: (i) deliver to the Escrow Agent for cancellation at the Closing 900,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) agree to sell to one or more purchasers who are “accredited investors” (“Purchaser”) who shall purchase from Employee at the Closing, 1,200,000 shares of  Common Stock registered in the name of or issued to or on behalf of Employee , and Purchasers shall deposit the purchase price with the Escrow Agent, to be distributed by the Escrow Agent as set forth in Par 1 (b), below.  Employee shall deliver the Common Stock, stock powers, together with Medallion guarantees, to Sichenzia Ross Friedman & Ference, LLP (“Escrow Agent”) pursuant to an Escrow Agreement in form and substance satisfactory to Employee, Purchaser and Escrow Agent, and Purchaser(s) shall deposit (the ‘Escrowed Funds”) within 14 days of the date of this Agreement.  The closing (the “Closing”) shall be held as soon as practicable following receipt by Escrow Agent of Common Stock, executed Purchase Agreement(s), Stock Powers, Medallion guarantees, the Escrowed Funds and other documents as reasonably required in order effectuate the intent and purposes of this Agreement.  The Closing, and the entirety of this Agreement and the obligations herein, are made expressly conditioned upon a Purchaser(s) purchasing the Employee’s stock on the conditions set forth in this paragraph; the Company shall use its commercially reasonable efforts to identify a Purchaser;  if no such Purchaser is identified the sale of the Common Stock and other terms of this Agreement shall be null and void in its entirety.  Purchasers shall be subject to any lockup related to the Common Stock to the same extent as Executive, unless waived by Company, and Company consents to the purchases by Purchaser under the lockup agreement.

b)	At the Closing, Escrow Agent shall disburse the Escrowed Funds as follows:

i.
To Honig in full repayment for all outstanding loans made by Honig to Employee $105,000, consisting of the principal amount of $90,000 plus $15,000 interest in full payment of the Note and loan obligations;

ii.	To Robert Mittleman $2,750 (and the Company shall pay an additional $2,750 to Mittleman) upon delivery of a release of the Company by Mittleman;

iii.	To the Company as reimbursement for payment to Fox Sports Network, $16,500;

iv.	To the Company an additional $60,750 as reimbursement for costs and expenses incurred;

v.	Omitted.

vi.
$115,000 to be held by Sichenzia Ross Friedman Ference, LLP,  as Escrow Agent pending satisfaction of the following conditions to Closing (unless such conditions are waived by the Company other than par (vii)(iii)) to Employee, with the balance, if any, to the Company for Company costs and expenses.

vii.
At the Closing, and as conditions to the payment to Employee provided in par 1(b)(vi) hereof, the parties shall additionally deliver and exchange the following: (i) cancellation, assignment or termination of the agreement with Fox Sports Network without further liability, cost or expense;(ii) release (or waiver) of any and all claims from Robert Mittleman; (iii) delivery to Employee of documents assigning the Boxing Promotional Rights Agreements for each of the Fighters as set forth in paragraph 1(g) below; (iv) delivery of an agreement in form and substance satisfactory to Cohen and Company providing for payment of $40,000 to Honig and following payment in full to Honig, $33,500 to the Company, from the proceeds of future matches for Hasim Rahman, plus 50% of the profits of all future Hasim Rahman earned by Cohen, any assignee, transferee, licensee or affiliate; (v) an agreement in form and substance satisfactory to Cohen and Company for payment to the Company from the proceeds of future matches for Austin Trout (a) 50% on all profits up to $50,000 received, plus (b) 40% on profits in excess of $50,000 up to $100,000 received, plus (c) 25% on profits in excess of $100,000 received up to $200,000; (vi) an agreement in form and substance satisfactory to Cohen and Company for re-payment to the Company from the proceeds of future matches for Hastings Bwalya (50% of all advances previously made by the Company to Bwalya or on his behalf); (v) assignment of any and all boxing bonds related to the Company’s prior New York events not held in the name of the Company, including, without limitation, New York Bond (the “New York Boxing Bond”) to the Company; and (vi) an agreement in form and substance satisfactory to the Company assigning to Cohen, without further liability to the Company, and indemnifying the Company for any and all costs, expenses or liabilities associated with any and all the Assigned Boxers and Boxing Promotional Rights Agreements, including for any matter related to such Assigned Boxers or Boxing Promotional Rights Agreements, prior to or following assignment, and upon satisfaction of the further condition with respect to Bwalya that repayments shall commence once the fighter becomes profitable. Company shall have the right to inspect and copy the books and records of Executive during normal business hours in order to verify the payments required hereby.

viii.
In the event that no Closing occurs for any reason or the payment to Employee of $115,000 shall not have been paid in accordance with paragraph 1(a)(vi) hereof, on either the original date set for Closing or any subsequent Closing date agreed by the parties, all property of any party shall be returned to such party from which received without condition.

c)
Upon consummation of the Closing, the Employment Agreement shall be deemed terminated and of no further force or effect as of the date hereof.  Employee acknowledges and agrees that as a result of such termination all options, warrants and rights to any Common Stock, whether or not vested, will be hereby terminated and of no further force or effect.  For the absence of doubt, all rights of Employee to future awards or issuances of any shares of Common Stock, under any plan or agreement, option, warrant, plan or right, and any future vesting thereof, shall terminate.  All rights to salary, bonus, compensation and benefits of Employee (other than as expressly set forth herein) shall terminate as of the date of this Agreement and Employee shall have no further rights or claims thereto.  Employee shall be responsible to pay any and all taxes associated with his employment and this Agreement, other than withholding taxes which have heretofore been withheld from Employee.

d)
At Closing, the Corporation shall provide a release from Barry Honig (“Honig”) in favor of Employee releasing any claims relating to or arising from any loan made by Honig to Employee (the “Honig Release”).  Employee shall provide a reciprocal release to Honig.

e)
The Company agrees to continue to pay Employee’s health benefits as presently exist for a period of 12 subsequent months from the date of this agreement upon the same policy currently in effect for Employee

f)
All external employment-related inquiries as to facts and circumstances surrounding Employee’s separation will be addressed by Peter Levy (or another senior officer) whose remarks will only indicate the positions held by Employee (President, Chief Operating Officer and Director), dates of employment, a confirmation of last salary, and an indication that Employee voluntarily resigned,  Notwithstanding anything herein to the contrary the Company shall not be limited or in violation of this Agreement with respect to any regulatory or other governmental inquiry or requirement, including, without limitation, information contained in any SEC filing or report related to this Agreement or  termination of Employee as an officer, director, shareholder or employee.

g)
The Company shall assign (or to the extent such agreements are not assignable, will use its commercially reasonable efforts (without any requirement to incur expenditures) to procure the assignment of) effective at Closing, its boxing Promotional Rights Agreements to Employee for the following boxers (the “Assigned Boxers”): (i) Austin Trout; (ii) Hasim Rahman; (iii) Joe Greene; (iv) Mikey Faragon; (v) Hastings Bwalya ); (vi) Badou Jack; (vii) Jennifel Vicente; (viii) Joey Dawejko; and (ix) Cecil Mccalla (upon their consent to such assignments if such consent is in the opinion of Company required) or shall terminate their agreements.  Company shall not be required incur any cost, liability or obligation to boxers or on their behalf in connection with obtaining such assignments or terminations.  In the event that there shall be any cost, liability or obligation to assignment of Promotional Rights Agreements, Employee shall have an opportunity to pay such amount, should Employee request.

h)
The Company shall continue and extend any indemnification rights in favor of Employee as currently exist, including but not limited contractual, common law, by virtue of the Company’s bylaws or other corporate action.  The Company shall not voluntarily discontinue D&O Insurance coverage for Employee under its existing policy(ies), and shall be under no obligation to continue, renew, replace or extend any such policies, unless D&O coverage is continued for the Company and/or its other officers and directors, generally.   No facts or circumstances, whether or not now known or learned in the future, regardless of when or how known, shall be deemed to constitute a waiver, acceptance or acquiescence by the Company, and neither the facts or circumstances of this Agreement or any investigation, shall be asserted by Cohen to waive any limitations otherwise contained in any of the foregoing documents, contracts or agreements providing for indemnification or insurance coverage, nor shall such knowledge or the existence of such facts be deemed to be expand the rights of Cohen thereunder and Company and insurers shall retain the full rights as exist as of the date hereof had such facts or circumstances not been known or believed to exist as of the date hereof.

i)
In consideration of the payments and other consideration and obligations described in this Agreement, the Company hereby releases and discharges Employee, the Employee Releasees’ heirs, executors, succors, assigns, and trust(s)(the “Employee Releasees”), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, whatsoever, in law, admiralty, or equity, which against the Employee Releasees, the Company, the Company’s representatives, agents, attorneys, predecessors, successors, insurers, administrators, heirs, executors and assigns, ever had, now have, or hereinafter can, shall, or may have, for, upon, or by reason of, any matter, cause, or thing, whatsoever, from the beginning of the world to the day of the date of this Agreement (other than as a result of any breach of this Agreement, any obligation set forth in this Agreement, or as set forth in par. 2(b) hereof).

j)
The Company represents and warrants that it has not assigned, transferred, sold, or pledged, any claim or claims that the Company has, has had, or may have, against Employee, from the beginning of the world to the date of this Agreement, and the Company understands and acknowledges that the Employee is relying on the aforesaid warranty and representation.

2.           Additional Obligations of Employee.  Employee agrees as follows:

(a)
Employee agrees that Employee will not publicly or privately disparage or criticize the Company, or any of the Company’s partners, shareholders, members, directors, officers, agents, or employees. Notwithstanding, to the extent that the Company shall make any disclosure of events or alleged events regarding or relating to Employee (including but not limited to any such disclosures made in any public filing), Employee shall be permitted to make a true and accurate public statement in response to any such Company disclosure, provide such statements are purely factual and contain no disparaging or critical remarks.

(b)
Employee represents and warrants that he is not aware of threatened claims against the Company that have not been communicated to the Company.  Employee further represents and warrants that Employee is not aware of any investigation, inquiry, demand, request for information, or other action by any regulatory, administrative, or other government agency concerning the Company’s business, any officer, director or employee or any activities which have not been communicated to Company.  Employee represents and warrants that in all of his activities as an officer of or on behalf of Company and any of its predecessors he has complied with standards of conduct so that his activities will not have been violative of the requirements described in Exhibit A annexed hereto.  The Company’s sole remedy with regard to any alleged breach of the representations and warranties in this Section 2(b) are as set forth in Section 4 below.

(c)
Employee represents and warrants that, with respect to an action commenced in New York State Supreme Court, captioned Shannon Briggs v. Gregory D. Cohen et al., Index No. 100938/2011, and any and all other claims or proceedings involving the Company, Employee agrees to cooperate fully with the Company in the investigation and defense of this action.  This includes, but is not limited to, responding to inquiries in a timely fashion, producing requested information, and testifying at any deposition, hearing and/or trial.  Provided that Employee continues to cooperate to assist the Company, the Company shall continue to pay legal expenses in connection with the joint defense of this Action which shall include Employee’s defense unless and until a conflict of interest shall prevent the

Company from providing a defense for Employee (this would occur if separate or personal claims or causes of action are asserted against Employee that do not arise from the acts or actions of Employee on behalf of the Company, are ultra vires, or if the Employee determines to engage separate counsel), in which case the Company shall have no further obligation to provide a defense. Notwithstanding anything herein to the contrary, in the event that the Company is or becomes adverse to Employee in such proceeding or terminates its joint representation of the Employee, Employee shall be under no obligation to voluntarily cooperate, but will nonetheless remain subject to judicial compulsion or mandates.

(d)
In consideration of the payments and other consideration and obligations described in this Agreement, effective upon the Closing, Employee hereby releases and discharges the Company, the Company’s partners, members, directors, officers, agents, past and present employees, successors, attorneys, accountants, advisors and assigns (collectively the “Company Releasees”),  from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, whatsoever, in law, admiralty, or equity, which against the Company Releasees, the Employee Releasees ever had, now have, or hereinafter can, shall, or may have, for, upon, or by reason of, any matter pertaining to the Company, the Company’s business or Employee’s employment, from the beginning of the world to the day of the date of this Agreement (other than as a result of any breach of this Agreement or any obligation set forth in this Agreement).

(e)
For the absence of doubt, termination of the Employment Agreement shall terminate all rights to payments and other consideration under the Employment Agreement, and by virtue of the employment by Company of Employee, and the Employee further waives all claims against the Company Releasees and releases and discharges the Company Releasees from liability from any claims or damages that Employee Releasees may have against it as of the date of the Agreement, whether known or unknown, including, without limitation, any and all claims for wages, severance, bonuses, monetary or equitable relief or other damages of any kind, vacation pay, or other employee fringe benefits or attorneys’ fees.

(f)
The Employee represents and warrants that the Employee has not assigned, transferred, sold, or pledged, any claim or claims that the Employee has, has had, or may have, from the beginning of the world to the date of this Agreement, and the Employee understands and acknowledges that the Company Releasees are relying on the aforesaid warranty and representation.

(g)
Employee acknowledges that Employee has not begun, or, if begun, Employee agrees that Employee will immediately discontinue any legal or administrative action, charge or complaint (action) in any forum (whether commenced by Employee or another party) against the Company or Company Releasees.

Employee also agrees, to the extent consistent with applicable law, not to initiate any action against the Company or Company Releasees in any forum whatsoever pertaining to the Company, the Company business or the Employee’s employment with the Company.  Further, to the extend any such prohibited action has been or is brought, Employee expressly waives any claim to any form of monetary or other damages or any form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.

(h)
Employee agrees not to institute administrative proceedings or a lawsuit against the Company, and represents and warrants that no other person or entity has initiated or will initiate such administrative proceedings or lawsuit on Employee’s behalf except as to the enforcement of this Agreement.

(i)
Employee agrees to cooperate fully with the Company in the investigation of any claims, suits, investigations or enforcement proceedings brought against the Company arising from, involving or concerning any portion of Employee’s prior employment with the Company in order to permit the Company to be able to fully and fairly investigate and defend such claims.  This includes, but is not limited to, responding to inquires in a timely fashion, producing any requested information, and testifying at any hearings.  The Employee will reasonably assist the Company in the defense of any such investigation at the Company’s sole cost and expense. Notwithstanding anything herein to the contrary, in the event that the Company becomes adverse to Employee in any proceeding relating to such investigation (or threatens legal action against the Employee pertaining to such issues), Employee shall be under no obligation to voluntarily cooperate, but will nonetheless remain subject to judicially compulsion or mandates.

(j)
Employee agrees that Employee will not disclose, or cause to be disclosed in any way, the terms of this Agreement, the facts and circumstances underlying this Agreement, or the fact that such Agreement exists except to Employee’s spouse or significant other, accountant or attorney, or for the purpose of enforcing this Agreement, should that become necessary.

(k)
Employee agrees to cooperate fully with the Company to assist the Company in completing any pending business transactions upon written or email request and only with regard to specific tasks and assignments requested by the CEO or an his behalf, including without limitation, Electric Daisy Germany, Electric Daisy Vodka, Insomniac Nightlife.  To the extent that this shall require more than a few hours of time, the Company shall pay Employee a reasonable consulting fee for his time.

(l)
Employee acknowledges and hereby re-affirms Employee’s continued obligation to the Company with respect to confidential, privileged, or proprietary information to which Employee had access, and work product developed, in connection with Employee’s employment, with the Company.  This would include, but is not limited to, information as to the identity of the Company’s clients and its clients’ privileged or confidential information.  Employee continues to be prohibited from disclosing at any time, in whole or in part, such secrets, confidential, privileged, or proprietary information to any person, firm, corporation, or other entity under any circumstances, unless consented to by the Company in writing.  Notwithstanding, the Employee may utilize any information in his possession in connection with his continued operation of a boxing business.

3.           Release from Employment Agreement. Upon the Closing, the Company and Employee hereby release each other from all obligations and liabilities arising from the Employment Agreement which will be deemed terminated and of no further force or effect.

4.           Statement By Employee.  In event of any action brought by Company as a result of a breach of the representations or warranties in par. 2(b) or covenants in this agreement the Company shall be entitled to pursue any and all remedies, but shall not seek to invalidate this Agreement.  In the event that the Company shall attempt to seek any legal action against Employee based upon Employee’s representation or warranties or covenants of this Agreement and to the extent that Employee is successful in defeating any such legal action in a final non-appealable decision, the Employee shall be entitled to seek an award in the reasonable judgment of the Court that Company acted in bad faith, of Employee’s reasonable legal expenses to defend any such legal action.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay or indemnify or reimburse any legal fees in connection with or related to or in the event there shall also be any government proceeding, indictment or information naming Company or Employee.

5.           Non-Admission.  Neither this Agreement, nor anything contained herein, is to be construed as an admission by the Company or Employee or as evidence of any liability, wrongdoing or unlawful conduct whatsoever.

6.           Severability.  If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

7.           Risk of Mistake.  The parties have executed this Separation Agreement and General Release with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

8.           Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties and shall not be modified or suspended except upon express written consent of the parties to this Agreement.  Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by the Company or its agents, representatives or attorneys which is not set forth in this Agreement.

9.           Supersedes Past Agreements.  Except as expressly provided herein, this Agreement supersedes and renders null and void any previous employment agreements or contracts, whether written or oral, between Employee and the Company.

10.           Governing Law and Dispute Resolution.  This Agreement shall be governed by the internal laws of the State of New York without reference to principles of conflicts of laws. The parties expressly agree that they will seek to amicably resolve any differences or disagreements and in the absence of such resolution that any dispute arising from or relating to this Agreement shall be resolved exclusively in the Courts of the State of New York, New York County.

11.           Effective Date.  This Agreement is effective as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement and General Release to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

EMPIRE SPORTS AND ENTERTAINMENT HOLDINGS CO.

By:
Name: Sheldon Finkel Title: Chief Executive Officer

EMPIRE SPORTS AND ENTERTAINMENT CO.

By:
Name: Shelly Finkel Title: Chief Executive Officer

GREGORY D. COHEN

EXHIBIT A

Employee has made no promise, offer or delivery to an official or employee of any gift, favor or other gratuity in violation of the Foreign Corrupt Practices Act or other criminal statute, or similar criminal or civil law, rule or regulation of any state or local government or sanctioning authority, directly or indirectly.

No gift or entertainment has been offered, given, provided or accepted by any employee, family member of an employee, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) is not a kickback, bribe or payoff and (5) does not violate any laws or regulations.